Exhibit (a)(1)(B)
EVERGREEN SOLAR, INC.

Pursuant to the
Offers to Exchange
up to $100,000,000 Aggregate Principal Amount of its
4.0% Convertible Subordinated Additional Cash Notes due 2020
for up to $200,000,000 Aggregate Principal Amount of its
4.0% Senior Convertible Notes due 2013
(CUSIP No. 30033RAC2)
and
up to $165,000,000 Aggregate Principal Amount of its
7.5% Convertible Senior Notes due 2017
for up to $165,000,000 Aggregate Principal Amount
of its 13.0% Convertible Senior Secured Notes due 2015
(CUSIP No. 30033RAD0)
and
Consent Solicitation

THE EXCHANGE OFFERS AND CONSENT SOLICITATION AND WITHDRAWAL AND REVOCATION RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MONDAY, JANUARY 31, 2011, UNLESS THE EXCHANGE OFFERS ARE EXTENDED.

January 3, 2011

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Subject to the terms and conditions set forth in the prospectus, dated January 3, 2011 (as amended or supplemented from time to time, the “Prospectus”), and the related Letter of Transmittal and Consent (as amended or supplemented from time to time, the “Letter of Transmittal and Consent”) and the other related offering documents, Evergreen Solar, Inc., a Delaware corporation (the “Company”), is (a) offering to exchange (1) an aggregate principal amount of up to $100,000,000 of its new 4.0% Convertible Subordinated Additional Cash Notes due 2020 (the “New 4% Notes”) for an aggregate principal amount of up to $200,000,000 of its outstanding 4.0% Senior Convertible Notes due 2013 (CUSIP No. 30033RAC2) (the “Existing 4% Notes”) and (2) an aggregate principal amount of up to $165,000,000 of its new 7.5% Convertible Senior Notes due 2017 (the “New 7.5% Notes,” and collectively with the New 4% Notes, the “New Notes”) for an aggregate principal amount of up to $165,000,000 of its outstanding 13.0% Convertible Senior Secured Notes due 2015 (CUSIP No. 30033RAD0) (the “Existing 13% Notes,” and collectively with the Existing 4% Notes, the “Existing Notes”) and (b) soliciting consents (the “Consent Solicitation”) to amend the indenture governing the Existing 13% Notes upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal and Consent. The exchange offer relating to the Existing 4% Notes is referred to as the “4% Exchange Offer,” the exchange offer relating to the Existing 13% Notes is referred to as the “13% Exchange Offer,” and they are collectively referred to as the “Exchange Offers.”

The 4% Exchange Offer is being conducted as a modified “Dutch auction”, as described in the Prospectus, pursuant to which holders of Existing 4% Notes will have the opportunity to specify an exchange ratio at which they would be willing to exchange Existing 4% Notes for New 4% Notes (the “Exchange Ratio”). Holders must submit tenders in the range from $425 principal amount (the “4% Minimum Exchange Ratio”) to $500 principal amount of New 4% Notes that would be issued for each $1,000 principal amount of Existing 4% Notes surrendered for exchange by each Holder. If the 4% Clearing Exchange Ratio, as defined below, is $425, the Company will issue $85,000,000 aggregate principal amount of New 4% Notes, and if the 4% Clearing Exchange Ratio is $500, the Company will issue $100,000,000 aggregate principal amount of New 4% Notes, in each case assuming that $200,000,000 principal amount of Existing 4% Notes are tendered.

The Company will accept Existing 4% Notes tendered beginning with the 4% Minimum Exchange Ratio and continuing in order of increasing increments of $2.50 in New 4% Notes per $1,000 principal amount of Existing 4% Notes, until the aggregate principal amount of accepted Existing 4% Notes tendered equals $200,000,000, including any subsequent increase in such amount (the “4% Maximum Amount”). The highest Exchange Ratio specified with respect to Existing 4% Notes accepted for exchange in this process is referred to as the “4% Clearing Exchange Ratio.” If the aggregate principal amount of Existing 4% Notes tendered in the 4% Exchange Offer exceeds the 4% Maximum Amount, all Existing 4% Notes tendered at or below the 4% Clearing Exchange Ratio will be accepted on a pro rata basis up to the 4% Maximum Amount, and Existing 4% Notes tendered above the 4% Clearing Exchange Ratio will be rejected. If the aggregate principal amount of Existing 4% Notes tendered in the 4% Exchange Offer is less than the 4% Maximum Amount, the Company will accept all Existing 4% Notes tendered, and the highest Exchange Ratio specified with respect to any Existing 4% Notes tendered will be the 4% Clearing Exchange Ratio. All Existing 4% Notes tendered that the Company accepts will be exchanged for New 4% Notes based on the same 4% Clearing Exchange Ratio. The Company reserves the right, but is not obligated, to increase the 4% Maximum Amount. The description of the Exchange Offers and Consent Solicitation in this letter is only a summary and is qualified in its entirety by all of the terms and conditions of the Exchange Offers and Consent Solicitation set forth in the Prospectus and the Letter of Transmittal and Consent.

All Existing 4% Notes acquired in the 4% Exchange Offer will be acquired at the 4% Clearing Exchange Ratio, including those Existing 4% Notes tendered below the 4% Clearing Exchange Ratio. Only Existing 4% Notes validly tendered at or below the 4% Clearing Exchange Ratio, and not properly withdrawn, will be exchanged. However, due to the proration provisions described in the Prospectus, the Company may not exchange all of the Existing 4% Notes tendered at or below the 4% Clearing Exchange Ratio if more than the 4% Maximum Amount are validly tendered and not properly withdrawn at or below the 4% Clearing Exchange Ratio. Any principal amount of Existing 4% Notes tendered but not exchanged pursuant to the 4% Exchange Offer that was rejected pursuant to the modified “Dutch auction” procedures and Existing 4% Notes not exchanged because of proration, will be returned to the tendering holders at the Company’s expense promptly after the expiration or termination of the 4% Exchange Offer.

In exchange for each $1,000 principal amount of Existing 13% Notes that is tendered and accepted, holders of Existing 13% Notes will receive $1,000 principal amount of New 7.5% Notes.

As part of the 13% Exchange Offer, the Company is soliciting the consent of Holders of the requisite principal amount outstanding of the Existing 13% Notes necessary to amend certain terms and conditions of the indenture governing the Existing 13% Notes. For a description of the proposed amendments to the indenture governing the Existing 13% Notes, see “Description of the Proposed Amendments” in the Prospectus. Holders of Existing 13% Notes may not deliver consents to the proposed amendments without tendering their Existing 13% Notes for exchange in the 13% Exchange Offer, nor may they tender their Existing 13% Notes in the 13% Exchange Offer without also delivering their consents to the proposed amendments. In connection with a valid tender of Existing 13% Notes, the completion, execution and delivery of the accompanying Letter of Transmittal and Consent by a Holder of Existing 13% Notes, or the electronic transmittal through The Depository Trust Company’s, or DTC, Automated Tender Offer Program system, or ATOP, which binds Holders of Existing 13% Notes to the terms and conditions described in the Prospectus and set forth in the Letter of Transmittal and Consent, will constitute the delivery of consents with respect to the tendered notes.

The Company’s obligation to consummate the Exchange Offers and Consent Solicitation is conditioned upon, among other things, the effectiveness of the registration statement of which the Prospectus forms a part, the approval by stockholders at a special meeting of certain of the transactions contemplated by the Company’s recapitalization plan, including the Exchange Offers, and, with respect to the 13% Exchange Offer, the Company’s receipt of valid tenders, not validly withdrawn, of at least $123,750,000 in aggregate principal amount of Existing 13% Notes. The Consent Solicitation and the 13% Exchange Offer are further conditioned upon the Company’s receipt of valid consents, not validly revoked, from holders of at least seventy-five percent, or $123,750,000, in aggregate principal amount of Existing 13%

Notes, which is the consent required to effect all of the proposed amendments to the indenture governing the Existing 13% Notes (the “Minimum Consent Condition”). The 4% Exchange Offer is not conditioned on the consummation of the 13% Exchange Offer or the Minimum Consent Condition and the Company may complete the 4% Exchange Offer without completing the 13% Exchange Offer or receiving such consents. The 13% Exchange Offer is not conditioned on the consummation of the 4% Exchange Offer and the Company may complete the 13% Exchange Offer without completing the 4% Exchange Offer. Subject to applicable law, the Company may terminate or withdraw either Exchange Offer or the Consent Solicitation if any of the conditions are not satisfied or, if such condition is waivable by the Company, waived by the Expiration Date. The Company may also extend either Exchange Offer and the Consent Solicitation from time to time until the conditions are satisfied or waived. Although the Company has no present plans or arrangements to do so, it reserves the right to amend, modify or waive, at any time, the terms and conditions of the Exchange Offers and Consent Solicitation (other than the registration conditions, the Minimum Consent Condition and the condition relating to receipt of stockholder approval at the Company’s special meeting required under Nasdaq rules (the “Nasdaq Stockholder Approval Condition”)), subject to applicable law. The Company will give you notice of any amendments, modifications or waivers as and if required by applicable law. See “Description of the Exchange Offers and Consent Solicitation — Conditions to the Exchange Offers and Consent Solicitation” of the Prospectus.

For your information and for forwarding to your clients for whom you hold Existing Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Prospectus;

2. Letter of Transmittal and Consent for the Existing Notes for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup U.S. federal income tax withholding; and

3. a letter to clients that you may send to your clients for whose accounts you hold Existing Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offers and Consent Solicitation.

DTC participants will be able to execute tenders and deliver consents through the DTC’s ATOP system.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE EXCHANGE OFFERS AND CONSENT SOLICITATION. HOWEVER, NEITHER THE COMPANY, NOR ANY MEMBER OF ITS BOARD OF DIRECTORS, THE DEALER MANAGER AND SOLICITATION AGENT, THE INFORMATION AGENT OR THE EXCHANGE AGENT MAKES ANY RECOMMENDATION TO HOLDERS AS TO WHETHER THEY SHOULD TENDER OR REFRAIN FROM TENDERING THEIR EXISTING NOTES OR DELIVER OR REFRAIN FROM DELIVERING RELATED CONSENTS OR AS TO THE EXCHANGE RATIO AT WHICH ANY HOLDER MAY CHOOSE TO TENDER EXISTING 4% NOTES. NEITHER THE COMPANY, NOR ANY MEMBER OF ITS BOARD OF DIRECTORS, THE DEALER MANAGER AND SOLICITATION AGENT, THE INFORMATION AGENT OR THE EXCHANGE AGENT HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE EXCHANGE OFFERS AND CONSENT SOLICITATION.

HOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE PROSPECTUS, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER EXISTING NOTES AND DELIVER CONSENTS AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF EXISTING NOTES TO TENDER AND THE EXCHANGE RATIO AT WHICH TO TENDER EXISTING 4% NOTES.

For Existing Notes to be tendered validly and consents to be validly delivered pursuant to the Exchange Offers, DTC’s confirmation of receipt of such Existing Notes and consents pursuant to the procedure for DTC transfer set forth in “Procedures for Tendering Existing Notes and Delivering Consents” of the Prospectus must be received before 5:00 p.m., New York City time, on Monday, January 31, 2011, by the Exchange Agent, unless the Exchange Offers are extended.

The Company will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees for soliciting tenders of Existing Notes and soliciting consents of Existing 13% Notes pursuant to the

Exchange Offers and Consent Solicitation. The Company will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Exchange Offers and Consent Solicitation and related materials to the beneficial owners of Existing Notes held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Dealer Manager or the Exchange Agent for purposes of the Exchange Offers and Consent Solicitation. The Company will pay or cause to be paid all transfer taxes, if any, on its exchange of the Existing Notes except as otherwise provided in the Prospectus or Instruction 7 in the Letter of Transmittal and Consent.

Any inquiries you may have with respect to the Exchange Offers and Consent Solicitation should be addressed to U.S. Bank National Association, the Exchange Agent for the Exchange Offers and Consent Solicitation, at (800) 934-6802 or to Lazard Capital Markets LLC, the Dealer Manager and Solicitation Agent for the Exchange Offers and Consent Solicitation, at (212) 632-1960 or at their respective addresses set forth on the back cover of the Prospectus. Requests for additional copies of the enclosed materials should be directed to The Proxy Advisory Group, LLC, the Information Agent for the Exchange Offers and Consent Solicitation, at (212) 616-2180 or at the address set forth on the back cover of the Prospectus.

Very truly yours,

     Evergreen Solar, Inc.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENT SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE DEALER MANAGER AND SOLICITATION AGENT, THE INFORMATION AGENT, THE EXCHANGE AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFERS AND CONSENT SOLICITATION OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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